Exhibit 99.1

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PEOPLE’S UTAH BANCORP REPORTS FOURTH QUARTER AND YEAR-END 2019 RESULTS; ANNOUNCES INCREASE IN QUARTERLY DIVIDEND PAYMENT; HIGHLIGHTS NAME CHANGES

2019 Highlights

▪	Earnings per diluted share increased 8.88% to $2.33 for the year ended 2019
▪	Return on average assets was 1.93% for the year ended 2019
▪	Return on average equity was 14.14% for the year ended 2019 even as tangible common equity to tangible assets increased to 12.77% at the end of 2019
▪	Net interest margin was 5.05% for the year ended 2019
▪	Total assets grew $222 million, or 10.17% to $2.41 billion year-over-year
▪	Loans held for investment remained flat at $1.68 billion year-over-year
▪	Total deposits grew $179 million, or 9.55%, to $2.06 billion year-over-year

AMERICAN FORK, UTAH, January 28, 2019 – People’s Utah Bancorp (the “Company” or “PUB”) (Nasdaq: PUB) reported net income of $11.7 million for the fourth quarter of 2019, compared with $11.1 million for the third quarter of 2019, and $10.7 million for the fourth quarter of 2018.  Diluted earnings per common share were $0.61 for the fourth quarter of 2019 compared with $0.59 for the third quarter of 2019, and $0.56 for the fourth quarter of 2018.  For the twelve months ended December 31, 2019, net income was $44.3 million, or $2.33 per diluted common share, compared with $40.6 million, or $2.14 per diluted common share, for the same period a year earlier.

Annualized return on average assets was 1.92% for the fourth quarter of 2019 compared with 1.88% for the third quarter of 2019, and 1.94% for the fourth quarter of 2018. Annualized return on average equity was 14.10% for the fourth quarter of 2019, compared with 13.79% for the third quarter of 2019, and 14.84% for the fourth quarter of 2018.

For the year ended December 31, 2019, return on average assets was 1.93% compared with 1.87% for the same period a year earlier.  For the twelve months ended December 31, 2019, return on average equity was 14.14% compared with 14.85% for the same period a year earlier.

The Board of Directors declared a 7.7% increase in the quarterly dividend payment to $0.14 per common share. The dividend will be payable on February 18, 2020 to shareholders of record as of February 10, 2020. The dividend payout ratio for earnings for the fourth quarter of 2019 was 22.63%. This continues the over 50-year trend of paying dividends by the Company.

“People’s Utah Bancorp achieved strong financial performance in the quarter and the year ended December 31, 2019.  We are pleased with the Company’s return on average equity of 14.1% for 2019, given our tangible common equity to tangible assets increased to 12.8%,” said Len Williams, President and Chief Executive Officer of PUB.  “Our total assets grew 10.2% from a year ago, primarily as a result of strong low-cost, deposit growth. Total deposits grew $179 million, or 9.6% year-over-year, as our retail branches and commercial treasury management team focused on raising commercial deposits from existing commercial clients, as well as the acquisition of new client relationships. Our loan portfolio remained flat from a year ago as we have increased selectivity and managed our overall loan concentrations.”

Mr. Williams noted, “We continue to be focused on growing our business organically and diversifying our loan portfolio.  The economic outlook for the Utah market continues to be strong, which provides us further opportunities to provide high quality growth.  We anticipate that our organic loan portfolio growth rate will return to historical levels in 2020.  We continue to actively evaluate potential acquisition opportunities throughout the Intermountain West.”

Mr. Williams also commented, “During the fourth quarter, we announced the change of the name of our bank from People’s Intermountain Bank to AltabankTM, combining our three existing brand names, Bank of American Fork, Lewiston State Bank, and People’s Town & Country Bank, under one unified name.  We believe the AltabankTM name also better represents the bank’s mission to be the best bank for your business.”

“We are the largest community bank in Utah.  Our clients have a highly favorable opinion of us based on our high touch model driven by excellent client service.  This was validated by an outside market research firm.  Prospective clients also have a favorable opinion of us, but were confused by our numerous names and perceived that we were too small to meet all their banking needs, which was also validated by an outside marketing firm.  We believe that bringing our operating units under a single name clarifies our market position; bolsters the view that we have the size and scale to handle the full range of banking needs for both current and prospective clients; and makes clear that clients will receive the same personalized service from Preston, Idaho to St. George, Utah from bankers and decision-makers who work with clients to understand their specific needs and design customized financial solutions.”

Mr. Williams continued, “As part of the transition to a new unifying brand with broader regional market appeal, we intend to change the name of People’s Utah Bancorp to AltabancorpTM. We plan to seek the required shareholder approval for that name change as part of our 2020 Annual Meeting, as well as requisite regulatory approvals.  In addition, we have reserved with NASDAQ the ticker symbol, “ALTA” and intend to change the ticker symbol in conjunction with an approved name change of the holding company around June 30, 2020.”

Net Interest Income and Margin

For the fourth quarter of 2019, net interest income declined $0.9 million, or 3.47%, to $27.1 million, compared with $28.1 million for the same period a year earlier.  The decline is primarily the result of net interest margins narrowing 72 basis points to 4.69% for the same comparable periods offset by average interest earning assets increasing $235 million, or 11.45%, to $2.3 billion for the same comparable periods.  The narrowing of net interest margins is primarily the result of three consecutive 25 basis point benchmark rate reductions by the Federal Reserve and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $129 million, or 10.69%, for the same respective periods.  The percentage of average loans to total average interest earning assets decreased to 73.60% for the fourth quarter of 2019, compared with 83.02% for the fourth quarter of 2018.

Yields on interest earning assets declined 72 basis points to 5.08% for the fourth quarter of 2019, compared with 5.80% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $256 million, or 74.02%, to $603 million for the same comparable periods with the yield on cash and securities declining 10 basis points to 1.95% for the same comparable periods.  In addition, the yield on loans declined 36 basis points for the same comparable periods and average loans outstanding decreased $20.6 million, or 1.20%, to $1.69 billion for the same comparable periods.

For the fourth quarter of 2019, total cost of interest bearing liabilities increased 3 basis points to 0.67% compared with 0.64% for the same period a year ago, and is the result of the cost of interest bearing deposits increasing 4 basis points to 0.67% compared with 0.63% for the same period a year earlier.  For the fourth quarter of 2019, the total cost of funds increased 2 basis points to 0.44% compared with 0.42% for the same period a year ago.

For the fourth quarter of 2019, acquisition accounting adjustments, including the accretion of loan discounts and amortization of core deposit intangibles, added 8 basis points to net interest margin.

For the twelve months ended December 31, 2019, net interest income grew $1.7 million, or 1.61%, to $109.9 million compared with $108.2 million for the same period a year earlier.  The increase is primarily the result of average interest earning assets growing $130 million, or 6.33%, offset by net interest margins narrowing 24 basis points to 5.05% compared with 5.29% for the same comparable periods. The narrowing of net interest margins is primarily the result of three consecutive 25 basis point benchmark rate reductions by the Federal Reserve and an increase in the average amount of lower yielding cash and investment securities held by the Company stemming from average core deposits increasing $153 million, or 8.43%, for the same respective periods.  The percentage of average loans to total average interest earning assets decreased to 77.34% for all of 2019 compared with 83.09% for all of 2018.

For the twelve months ended December 31, 2019, yields on interest earning assets declined 17 basis points to 5.47% compared with 5.64% for the same period a year earlier.  The decline in yields on interest earning assets is primarily the result of the average amount of cash and investment securities held by the Company increasing $150 million, or 43.94%, to $490 million for the same comparable periods.  The yield on cash and securities increased 17 basis points to 2.12% for the same comparable periods.  In addition, the yield on loans increased 7 basis points to 6.45% for the same comparable periods and average loans outstanding decreased $17.5 million, or 1.03%, to $1.68 billion for the same comparable periods.

For the twelve months ended December 31, 2019, total cost of interest bearing liabilities increased 13 basis points to 0.71% for all of 2019 compared with 0.58% for all of 2018, and is the result of the cost of interest bearing deposits increasing 22 basis points to 0.71% for all of 2019 compared with 0.49% for all of 2018.  For the twelve months ended December 31, 2019, the total cost of funds increased 8 basis points to 0.46% compared with 0.38% for the same period a year ago.

For the twelve months ended December 31, 2019, acquisition accounting adjustments, including the accretion of loan discounts and amortization of core deposit intangibles, added 9 basis points to the net interest margin.

Provision for Loan Losses

For the fourth quarter of 2019, provision for loan losses was $1.2 million compared with $3.2 million for the same period a year earlier.  For the fourth quarter of 2019, the Company incurred net charge-offs of $0.2 million compared with net charge-offs of $1.2 million for the same period a year ago.  The decrease in provision for loan losses in the fourth quarter of 2019 is due primarily to a decrease in charge-offs and no loan growth quarter-over-quarter.

For the twelve months ended December 31, 2019, provision for loan losses was $7.0 million compared with $8.6 million for the same period a year earlier. For the twelve months ended December 31, 2019, the Company incurred net charge-offs of $0.8 million compared with net charge-offs of $1.7 million for the same period a year ago.  The decrease in provision for loan losses for all of 2019 is due primarily to a $0.9 million decrease in charge-offs and no loan growth year-over-year.

Noninterest Income

For the fourth quarter of 2019, noninterest income was $3.8 million compared with $3.6 million the same period a year ago.   The increase was primarily due to a $0.2 million increase in mortgage banking income resulting from higher loan originations, which is primarily from a lower interest rate environment for the same comparable periods.

For the twelve months ended December 31, 2019, noninterest income was $15.2 million compared with $15.1 million for all of 2018.   The increase was primarily due to a $0.6 million increase in mortgage banking income resulting from higher loan originations, which is primarily from a lower interest rate environment for the same comparable periods.

Noninterest Expense

For the fourth quarter of 2019, noninterest expense was $14.6 million compared with $14.8 million for the same period a year earlier.  For the fourth quarter of 2019, the Company’s efficiency ratio was 47.25%, compared with 46.94% for the same period a year ago.

For the twelve months ended December 31, 2019, noninterest expense was $60.3 million compared with $62.0 million for the same period a year earlier. For the twelve months ended December 31, 2019, the Company’s efficiency ratio was 48.18%, compared with 50.28% for the same period a year ago.

The decrease in noninterest expense for both the three and twelve months ended December 31, 2019 was primarily the result of lower salaries and employee benefits resulting from lower incentive payments, and lower FDIC premiums due to the application of small bank assessment credits.  These lower amounts were partially offset by higher data processing costs resulting primarily from the implementation of a new commercial loan origination system, and higher marketing and advertising costs associated with the rollout of the Company’s new brand.

Income Tax Provision

For the fourth quarter of 2019, income tax expense was $3.4 million compared with $2.9 million for the same period a year earlier.  For the twelve months ended December 31, 2019, income tax expense was $13.5 million, compared with $12.1 million for the same period a year ago.

For the fourth quarter of 2019, the effective tax rate was 22.50%, compared with 21.51% for the same period a year ago.   For the twelve months ended December 31, 2019, the effective tax rate was 23.35%, compared with 22.88% for the same period a year ago.

Loans and Credit Quality

Loans held for investment remained flat at $1.68 billion at December 31, 2019, compared with December 31, 2018.  Year-to-date average loans declined $17.5 million, or 1.03%, to $1.68 billion for the year ended December 31, 2019, compared with $1.70 billion for the year ended December 31, 2018.

Non-performing loans increased to $8.8 million at December 31, 2019, compared with $4.5 million at December 31, 2018.  Non-performing loans to total loans were 0.53% at December 31, 2019, compared with 0.27% at December 31, 2018.  Non-performing assets increased to $8.8 million at December 31, 2019, compared with $4.5 million at December 31, 2018.  Non-performing assets to total assets were 0.37% at December 31, 2019, compared with 0.21% at December 31, 2018.  The allowance for loan losses increased $6.2 million, or 24.48%, to $31.4 million at December 31, 2019, compared with $25.2 million the same period a year ago.  The allowance for loan losses to loans held for investment was 1.87% at December 31, 2019, compared with 1.50% at December 31, 2018.  In accordance with acquisition accounting, loans acquired from the Utah branches of Banner Bank and Town & Country Bank were recorded at their estimated fair value, which resulted in a net discount to the loans’ contractual amounts, a portion of which reflects a discount for possible credit losses. Credit discounts are included in the determination of fair value, and as a result, no allowance for loan and lease losses is recorded for acquired loans at the acquisition date.  The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios.  Remaining discounts on acquired loans was $6.1 million at December 31, 2019.

In June 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The ASU significantly changes the accounting for credit loss measurement on loans and debt securities. For loans and held-to-maturity debt securities, the ASU requires a current expected credit loss (“CECL”) measurement to estimate the allowance for credit losses ( “ACL”) for the remaining estimated life of the financial asset (including off-balance sheet credit exposures) using historical experience, current conditions, and reasonable and supportable forecasts. The ASU eliminates the existing guidance for Purchased Credit Impaired (“PCI”) loans but requires an allowance for purchased financial assets with more than an insignificant deterioration since origination, otherwise known as purchase credit deteriorated (“PCD”) assets. In addition, the ASU modifies the other-than-temporary impairment model for available-for-sale debt securities to require an allowance for credit impairment instead of a direct write-down, which allows for reversal of credit impairments in future periods based on an improvement in credit. This ASU is effective for interim and annual reporting periods beginning after December 15, 2019.

On October 16, 2019, the FASB voted to delay the adoption by two years to January 2023 for private companies, not-for-profit companies, and certain small public companies that meet the definition of a smaller reporting company (“SRC”), as defined by the Securities and Exchange Commission. To meet the requirements of an SRC, an entity must be an issuer as defined by the SEC and have public float of less than $250 million, or public float of less than $700 million and annual revenues of less than $100 million. As of June 30, 2019, our public float was $466 million and annual revenues for 2018 were $130 million. As a result, we are not an SRC and, therefore, were required to adopt the ASU effective January 1, 2020.

In implementing the ASU, we intend to recognize an ACL for held-to-maturity and available-for-sale debt securities. The ACL on available-for-sale debt securities will be subject to a limitation based on the fair value of the debt securities. Based on the credit quality of existing debt securities, we do not expect the ACL for debt securities to be material.

The Company expects to use the weighted average remaining maturity (or “WARM”) approach, adjusted for prepayments, to calculate CECL. As described in the FASB Staff Question and Answers, the Company intends to use a qualitative approach to adjust historical loss information for current conditions and for reasonable and supportable forecasts. As noted in section ASU 320-20-30-9, “An entity shall not rely solely on past events to estimate expected credit losses. When an entity uses historical loss information, it shall consider the need to adjust historical information to reflect the extent to which management expects current conditions and reasonable and supportable forecasts to differ from the conditions that existed for the period over which historical information was evaluated. The adjustments to historical loss information may be qualitative in nature and should reflect changes related to relevant data (such as changes in unemployment rates, property values, commodity values, delinquency, or other factors that are associated with credit losses on the financial asset or in the group of financial assets).”

The Company expects the ACL to increase upon adoption, because the ACL is required to cover the full remaining expected life of the portfolio that is greater than one-year, rather than the incurred loss model that assumes annual credit losses under current U.S. GAAP. In addition, a portion of the increase will be due to PCI loans that will be reclassified as PCD loans with the credit related non-accretable discount increasing both ACL and loan balances, but not retained earnings. However, accretable discounts held on non-PCD loans are not allowed to be moved to ACL as part of the adoption of this ASU.

The Company will set aside additional ACL for non-PCD loans through retained earnings upon adoption of this ASU. As a result, the Company will continue to hold accretable discounts that will be recorded to interest income over the remaining life of non-PCD loans as well as a similar amount in ACL.

The Company expects greater volatility in its earnings and those of other banks after adoption due to the nature and time horizon used to calculate CECL. In addition, the Company expects a potential negative impact to credit availability and reduced loan terms to borrowers as this ASU is adopted by financial institutions. Lastly, the Company expects a lack of comparability with financial performance to many of its peers as it adopts this ASU, due to delayed adoption for public companies with total assets similar in size to us.

The ultimate effect of CECL on our ACL will depend on the size and composition of the loan portfolio; the loan portfolio’s credit quality and economic conditions at the time of adoption; as well as any refinements to models, methodologies, and other key assumptions used.

The Company expects an increase in ACL of between approximately $10.0 million to $14.0 million, or approximately 30% to 45%.  This increase will include the gross-up for nonaccretable discounts on PCD loans of between approximately $2.5 million to $5.0 million, or approximately 10% to 15%.  The Company expects the cumulative, tax-effected impact to total shareholders’ equity of between approximately $6.0 million to $8.0 million, or approximately 2.0% to 2.5%.  The Company expects our regulatory capital amounts and ratios to be negatively impacted. An increase in our ACL will result in a decrease in regulatory capital amounts and ratios. Bank regulatory agencies have provided regulatory capital relief for an initial capital decrease from the adoption of this ASU by allowing a phased adoption over three years, on a straight-line basis, which we expect to utilize.

Deposits and Liabilities

Total deposits increased $179 million, or 9.55%, to $2.06 billion at December 31, 2019, compared with $1.88 billion at December 31, 2018.  Non-interest bearing deposits increased, $76.8 million, or 11.95%, to $719 million at December 31, 2019, compared with the same period a year earlier, and interest bearing deposits increased, $102.5 million, or 8.30% to $1.34 billion at December 31, 2019 compared with the same period a year ago.

Non-interest-bearing deposits to total deposits was 34.98% as of December 31, 2019, compared with 34.23% as of December 31, 2018.

Shareholders’ Equity

Shareholders’ equity increased by $42.2 million, or 14.54% to $332 million at December 31, 2019, compared with $290 million at December 31, 2018. The increase resulted primarily from net income earned during the intervening periods, net of cash dividends paid to shareholders.

Conference Call and Webcast

Management will host a conference call on Wednesday, January 29, 2020 at 10:00 a.m. MDT (12:00 p.m. EDT) to discuss its financial performance.  Interested investors may listen to the call live at www.peoplesutah.com.  Investment professionals are invited to dial 888-317-6003 (international calls 412-317-6061) and the participant entry number is 6062262. Please dial in 10-15 minutes early so the name and company information may be collected prior to the start of the conference.

If you are unable to participate during the live webcast, the call will be archived on our website www.peoplesutah.com or at the same URL for one month after the call. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend or undertake any obligation to publicly update these forward-looking statements.

Statements in this release may be considered solicitation material.  Shareholders and other third parties may obtain additional information from the proxy statement to be filed in conjunction with the Company’s 2020 Annual Meeting, the Company’s most recent annual report, and other documents filed by the Company with the SEC.

About People’s Utah Bancorp

People’s Utah Bancorp is a $2.4 billion bank holding company for AltabankTM. AltabankTM is the largest community bank in Utah.  AltabankTM, a full-service bank, provides loans, deposit and cash management services to businesses and individuals through 26 branch locations from Preston, Idaho to St. George, Utah. Our clients have direct access to bankers and decision-makers who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years. More information about AltabankTM is available at www.altabank.com.  More information about People’s Utah Bancorp is available at www.peoplesutah.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

People’s Utah Bancorp

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Year Ended
(Dollars in thousands, except share	December 31,	September 30,	December 31,	December 31,	December 31,
and per share data)	2019	2019	2018	2019	2018
Interest income
Interest and fees on loans	$26,378	$27,544	$28,222	$108,530	$108,498
Interest and dividends on investments	2,988	2,937	1,836	10,519	6,854
Total interest income	29,366	30,481	30,058	119,049	115,352
Interest expense	2,266	2,290	1,984	9,131	7,174
Net interest income	27,100	28,191	28,074	109,918	108,178
Provision for loan losses	1,200	2,100	3,175	7,000	8,625
Net interest income after provision for loan losses	25,900	26,091	24,899	102,918	99,553
Non-interest income
Mortgage banking	1,631	2,116	1,398	6,785	6,209
Card processing	837	976	750	3,242	3,097
Service charges on deposit accounts	701	744	726	2,807	2,840
Net (loss)/gain on sale of investment securities	(4)	-	-	(4)	336
Other	614	631	677	2,351	2,647
Total non-interest income	3,779	4,467	3,551	15,181	15,129
Non-interest expense
Salaries and employee benefits	8,680	10,410	9,398	38,502	39,902
Occupancy, equipment and depreciation	1,581	1,439	1,580	6,034	6,010
Data processing	1,041	879	692	3,902	3,515
Marketing and advertising	681	805	179	1,828	1,288
FDIC premiums	5	6	152	249	1,019
Acquisition-related costs	-	-	-	-	232
Other	2,601	2,529	2,844	9,757	10,030
Total non-interest expense	14,589	16,068	14,845	60,272	61,996
Income before income tax expense	15,090	14,490	13,605	57,827	52,686
Income tax expense	3,395	3,355	2,927	13,503	12,054
Net income	$11,695	$11,135	$10,678	$44,324	$40,632

Earnings per common share:
Basic	$0.62	$0.59	$0.57	$2.35	$2.18
Diluted	$0.61	$0.59	$0.56	$2.33	$2.14

Weighted average common shares outstanding:
Basic	18,859,994	18,840,381	18,723,160	18,822,103	18,679,165
Diluted	19,041,273	19,029,350	18,991,767	19,017,047	18,982,521

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands, except share data)	2019	2019	2019	2018
ASSETS
Cash and due from banks	$38,987	$45,196	$38,121	$39,471
Interest-bearing deposits	171,955	195,082	64,064	7,456
Federal funds sold	1,039	100,118	90,281	1,620
Total cash and cash equivalents	211,981	340,396	192,466	48,547
Investment securities:
Available for sale, at fair value	405,995	319,857	334,762	280,964
Held to maturity, at historical cost	-	-	-	65,462
Total investment securities	405,995	319,857	334,762	346,426
Non-marketable equity securities	2,623	2,623	2,623	2,551
Loans held for sale	18,669	19,554	18,446	10,267
Loans:
Loans held for investment	1,680,918	1,675,147	1,672,584	1,678,902
Allowance for loan losses	(31,426)	(30,471)	(28,039)	(25,245)
Total loans held for investment, net	1,649,492	1,644,676	1,644,545	1,653,657
Premises and equipment, net	39,474	37,958	37,925	36,532
Goodwill	25,673	25,673	25,673	25,673
Bank-owned life insurance	27,037	26,885	26,734	26,433
Deferred income tax assets	9,716	9,169	9,178	11,514
Accrued interest receivable	7,904	8,850	8,642	8,282
Other intangibles	2,970	3,080	3,191	3,412
Other real estate owned	-	-	-	-
Other assets	4,800	5,742	7,680	11,000
Total assets	$2,406,334	$2,444,463	$2,311,865	$2,184,294

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$719,410	$777,041	$707,135	$642,594
Interest-bearing deposits	1,336,957	1,324,671	1,274,771	1,234,461
Total deposits	2,056,367	2,101,712	1,981,906	1,877,055
Short-term borrowings	-	-	-	-
Accrued interest payable	546	571	546	483
Other liabilities	17,059	19,461	16,614	16,594
Total liabilities	2,073,972	2,121,744	1,999,066	1,894,132

Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	189	189	188	187
Additional paid-in capital	87,913	87,704	87,275	86,308
Retained earnings	242,878	233,634	224,950	207,779
Accumulated other comprehensive income/(loss)	1,382	1,192	386	(4,112)
Total shareholders’ equity	332,362	322,719	312,799	290,162
Total liabilities and shareholders’ equity	$2,406,334	$2,444,463	$2,311,865	$2,184,294

Common shares outstanding	18,870,498	18,855,710	18,819,332	18,728,823

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	December 31,	September 30,	June 30,	December 31,
(Dollars in thousands, except share data)	2019	2019	2019	2018
Selected Balance Sheet Information:
Book value per share	$17.61	$17.12	$16.62	$15.49
Tangible book value per share	$16.09	$15.59	$15.09	$13.94
Non-performing loans to total loans	0.53%	0.26%	0.31%	0.27%
Non-performing assets to total assets	0.37%	0.17%	0.22%	0.21%
Allowance for loan losses to loans held for investment	1.87%	1.82%	1.68%	1.50%
Loans to Deposits	81.12%	79.18%	83.91%	88.65%

Asset Quality Data:
Non-performing loans	$8,814	$4,255	$5,104	$4,499
Non-performing assets	$8,814	$4,255	$5,104	$4,499

Capital Ratios:
Tier 1 leverage capital (1)	12.67%	12.64%	12.78%	12.27%
Total risk-based capital (1)	17.18%	17.88%	17.24%	16.36%
Average equity to average assets	13.63%	13.66%	13.69%	13.04%
Tangible common equity to tangible assets (2)	12.77%	12.17%	12.44%	12.11%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Selected Financial Information:
Basic earnings per share	$0.62	$0.59	$0.57	$2.35	$2.18
Diluted earnings per share	$0.61	$0.59	$0.56	$2.33	$2.14
Net interest margin (3)	4.69%	5.03%	5.41%	5.05%	5.29%
Efficiency ratio	47.25%	49.20%	46.94%	48.18%	50.28%
Non-interest income to average assets	0.62%	0.76%	0.64%	0.66%	0.70%
Non-interest expense to average assets	2.40%	2.72%	2.69%	2.62%	2.85%
Annualized return on average assets	1.92%	1.88%	1.94%	1.93%	1.87%
Annualized return on average equity	14.10%	13.79%	14.84%	14.14%	14.85%
Net charge-offs / (recoveries)	$245	$(332)	$1,240	$819	$1,684
Annualized net charge-offs / (recoveries) to average loans	0.06%	-0.08%	0.29%	0.05%	0.10%

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(1)	Tier 1 leverage capital and Total risk-based capital as of December 31, 2019 are estimates.
(2)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $28,643,000, $28,753,000, $28,864,000, and $29,085,000 at December 31, 2019, September 30, 2019, June 30, 2019, and December 31, 2018, respectively.

(3)	Net interest margin is defined as net interest income divided by average earning assets.

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	December 31, 2019			December 31, 2018
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$259,705	$1,059	1.62%	$15,590	$80	2.02%
Securities: (1)
Taxable securities	288,209	1,638	2.25%	258,156	1,371	2.11%
Non-taxable securities (2)	54,834	269	1.95%	72,631	335	1.83%
Total securities	343,043	1,907	2.21%	330,787	1,706	2.05%
Loans (3)
Real estate term	940,033	13,928	5.88%	872,256	13,082	5.95%
Construction and land development	282,212	5,334	7.50%	353,158	7,201	8.09%
Commercial and industrial	276,419	4,445	6.38%	303,803	5,229	6.83%
Residential and home equity	171,652	2,380	5.50%	161,562	2,397	5.89%
Consumer and other	17,191	291	6.71%	17,278	313	7.18%
Total loans	1,687,507	26,378	6.20%	1,708,057	28,222	6.56%

Non-marketable equity securities	2,623	22	3.25%	2,969	50	6.64%
Total interest-earning assets	2,292,878	29,366	5.08%	2,057,403	30,058	5.80%
Allowance for loan losses	(30,544)			(23,396)
Non-interest earning assets	152,130			154,257
Total average assets	$2,414,464			$2,188,264
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$838,630	880	0.42%	$763,291	764	0.40%
Money market accounts	329,582	782	0.94%	265,394	604	0.90%
Certificates of deposit	171,592	604	1.40%	181,775	542	1.18%
Total interest-bearing deposits	1,339,804	2,266	0.67%	1,210,460	1,910	0.63%
Short-term borrowings	-	-	0.00%	10,485	74	2.79%
Total interest-bearing liabilities	1,339,804	2,266	0.67%	1,220,945	1,984	0.64%
Non-interest bearing deposits	726,835			664,994
Total funding	2,066,639	2,266	0.44%	1,885,939	1,984	0.42%
Other non-interest bearing liabilities	18,730			16,893
Shareholders’ equity	329,095			285,432
Total average liabilities and shareholders’ equity	$2,414,464			$2,188,264
Net interest income		$27,100			$28,074
Interest rate spread			4.41%			5.15%
Net interest margin			4.69%			5.41%

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(1)	Excludes average unrealized gains (losses) of $1.6 million and $(8.1) million for the three months ended December 31, 2019 and 2018, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $90,000 and $112,000 for the three months ended December 31, 2019 and 2018, respectively.
(3)	Loan interest income includes loan fees of $1.7 million and $1.7 million for the three months ended December 31, 2019 and 2018, respectively.

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Year Ended
	December 31, 2019			December 31, 2018
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning deposits in other banks and federal funds sold	$151,918	$2,950	1.94%	$14,252	$246	1.73%
Securities: (1)
Taxable securities	275,482	6,274	2.28%	249,032	4,958	1.99%
Non-taxable securities (2)	63,074	1,198	1.90%	77,455	1,433	1.85%
Total securities	338,556	7,472	2.21%	326,487	6,391	1.96%
Loans (3)
Real estate term	910,396	54,302	5.96%	882,742	51,149	5.79%
Construction and land development	302,735	23,889	7.89%	366,205	28,708	7.84%
Commercial and industrial	287,330	19,570	6.81%	312,728	20,869	6.67%
Residential and home equity	165,903	9,580	5.77%	120,396	6,620	5.50%
Consumer and other	16,935	1,189	7.02%	18,734	1,152	6.15%
Total loans	1,683,299	108,530	6.45%	1,700,805	108,498	6.38%

Non-marketable equity securities	2,703	97	3.60%	5,307	217	4.09%
Total interest-earning assets	2,176,476	119,049	5.47%	2,046,851	115,352	5.64%
Allowance for loan losses	(27,675)			(21,429)
Non-interest earning assets	149,936			146,731
Total average assets	$2,298,737			$2,172,153
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Demand and savings accounts	$814,638	3,790	0.47%	$740,569	2,406	0.32%
Money market accounts	291,044	2,822	0.97%	233,830	1,382	0.59%
Certificates of deposit	177,629	2,456	1.38%	187,278	1,962	1.05%
Total interest-bearing deposits	1,283,311	9,068	0.71%	1,161,677	5,750	0.49%
Short-term borrowings	2,420	63	2.63%	71,880	1,424	1.98%
Total interest-bearing liabilities	1,285,731	9,131	0.71%	1,233,557	7,174	0.58%
Non-interest bearing deposits	682,282			651,101
Total funding	1,968,013	9,131	0.46%	1,884,658	7,174	0.38%
Other non-interest bearing liabilities	17,299			13,894
Shareholders’ equity	313,425			273,601
Total average liabilities and shareholders’ equity	$2,298,737			$2,172,153
Net interest income		$109,918			$108,178
Interest rate spread			4.76%			5.05%
Net interest margin			5.05%			5.29%

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(1)	Excludes average unrealized losses of $1.2 million and $6.3 million for the year ended December 31, 2019 and 2018, respectively.
(2)	Does not include tax effect on tax-exempt investment security income of $399,000 and $478,000 for the year ended December 31, 2019 and 2018, respectively.
(3)	Loan interest income includes loan fees of $6.6 million and $6.7 million for the year ended December 31, 2019 and 2018, respectively.